UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2016

_______________________________________________________________

GOLD UNION INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-54761	42-1772663
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18th Floor, Canadia Tower

#315, Monivong Boulevard, Corner Ang Duong Street

12202 Phnom Penh, Cambodia

(Address of principal executive offices) (Zip Code)

+855 23 962 300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 18, 2016, Vincent Kim, the director, Chief Executive Officer, Chief Financial Officer and Secretary of Gold Union Inc. (the “Company”), resigned from his positions as director, Chief Executive Officer, Chief Financial Officer and Secretary of the Company. Mr. Kim’s decision to leave the Board and his executive officer positions with the Company is due to personal reasons and not due to any dispute or disagreement with the Company on any matter relating to the Company's operations, policies or practices.

Lim Yew Chuan was appointed to serve as our director, Chief Executive Officer, Chief Financial Officer and Secretary of the Company, effective February 18, 2016.

Mr. Lim Yew Chuan, 67, a Malaysian, has been working as an independent business and system consultant out of Malaysia since his last employed position in 2011 as Senior Vice President of Systems in Interpay International Group Limited, a subsidiary of Cardtrend International Inc., a Nevada incorporated company, involving in payment systems. He possesses of over 40 years of business experience in South East Asia with 13 years in the payment industry in Asian countries. Prior to joining iSynergy Sdn. Bhd., a payment company in Malaysia issuing MasterCard payment cards, where he worked as the Vice President of Systems between 1998 to 2008, Mr. Lim worked as a dealer representative of AmSteel Securities Sdn. Bhd., a large stock broking company in Malaysia in the mid-90s, handling mainly corporate clients. Prior to this, Mr. Lim worked as the manager of a company in Malaysia since 1975, dealing in trading of hardware materials for construction and engineering industries. Mr. Lim holds a B.Sc. Degree in Mathematics & Computing from the University of North London, London, UK, where he graduated in 1974. Mr Lim speaks and writes English and Malay.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLD UNION INC.
Dated: February 18, 2016

	By:	/s/ Vincent Kim
Vincent Kim
Chief Executive Officer, Chief Financial Officer and Secretary

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